Exhibit 99.2

Dear Team,

You may have seen this morning that Sanofi has filed preliminary materials with the SEC in order to prepare to commence a consent solicitation that seeks stockholder approval to replace all the members of Medivation’s Board of Directors. I wanted to reach out to give you an update and explain what this means, as well as share our press release in response to Sanofi’s announcement. http://investors.medivation.com/releasedetail.cfm?ReleaseID=972779

A consent solicitation means that Sanofi will be directly asking Medivation stockholders to vote on replacing our Board members with those of their own choosing without having to call a meeting of stockholders. This expected move is merely an additional tactic for Sanofi to facilitate its substantially inadequate and opportunistically-timed proposal to acquire Medivation.

Medivation has an outstanding Board of Directors, all of whom have been instrumental in bringing our company to the phenomenal position it is in today, with a blockbuster product on the market, an exciting and innovative pipeline, and a bright future ahead.

While we know there will be media attention surrounding Sanofi’s preliminary steps towards a consent solicitation, we should not let it distract us from the important work we do every day to develop and deliver life-saving medicines. In the meantime, let’s stay 100% focused on our job at-hand. Your hard work is clearly paying off, as demonstrated by our strong start to 2016 and the number of exciting opportunities that we have in front of us.

As always, we will keep you informed of significant developments and appreciate your continued dedication to Medivation and our patients.

Sincerely,

David & Marion

Forward-Looking Statements

Forward-looking statements are made throughout this employee communication and the press release it references. These forward-looking statements include, but are not limited to, the proposal by Sanofi, Medivation’s strategy, plans and initiatives, the potential for XTANDI and Medivation’s pipeline candidates, and how they will drive growth for Medivation, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “believe” or similar expressions. All forward-looking statement are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; risks that unexpected adverse events could impact sales of XTANDI; the inherent uncertainty associated with the regulatory approval process; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016, and its latest Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this letter. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this letter.

Additional Information

This employee communication is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi has filed a preliminary consent solicitation statement with the SEC and may file tender offer or other documents with the SEC. Medivation will file a preliminary Consent Revocation Statement with the SEC. Once filed, stockholders will be able to obtain the preliminary Consent Revocation Statement (including any amendments or supplements thereto) and any related materials, free of charge, at the website of the SEC at www.sec.gov, and from any solicitation agent named in the consent revocation materials. Medivation will furnish a definitive Consent Revocation Statement to its stockholders together with a consent revocation card when available. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read the Consent Revocation Statement (including any amendments or supplements thereto), if and when they become available as well as any other documents relating to any the consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions because these documents will contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with Sanofi’s consent solicitation. Information regarding the identity of these participants and their direct or indirect interests, by shareholdings or otherwise, will be set forth in the preliminary Consent Revocation Statement to be filed with the SEC in connection with the consent solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is also set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Shareholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and in Medivation’s latest Quarterly Report on Form 10-Q.